Exhibit 23.2

Silberstein Ungar, PLLC

CPAs and Business Advisors
phone (248) 203-0080
fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
www.sucpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 10, 2012

To the Board of Directors of
Diversified Restaurant Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No 333-175120 of Diversified Restaurant Holdings, Inc. of our report dated March 28, 2011,  as updated on April 11, 2011 with regard to the restated fully diluted earnings per share and as further updated on April 10, 2012 with regard to the effects on the consolidated financial statements discussed in Note 2, related to the consolidated financial statements of Diversified Restaurant Holdings, Inc. and Subsidiaries as of and for the year ending December 26, 2010, which appears in this Annual Report on Form 10-K.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC